NVR, Inc. Announces Second Quarter Results

RESTON, Va., July 22, 2013 /PRNewswire/ -- NVR, Inc. (NYSE: NVR), one of the nation's largest homebuilding and mortgage banking companies, announced net income for its second quarter ended June 30, 2013 of $50,690,000, $10.11 per diluted share. Net income and diluted earnings per share for its second quarter ended June 30, 2013 increased 8% and 13%, respectively, when compared to the 2012 second quarter. Consolidated revenues for the second quarter of 2013 totaled $1,009,892,000, a 31% increase from $769,783,000 for the comparable 2012 quarter.

For the six months ended June 30, 2013, consolidated revenues were $1,780,148,000, 30% higher than the $1,370,275,000 reported for the same period of 2012. Net income for the six months ended June 30, 2013 was $85,731,000, an increase of 28% when compared to the six months ended June 30, 2012. Diluted earnings per share for the six months ended June 30, 2013 was $16.92, an increase of 31% from $12.90 per diluted share for the comparable period of 2012.

Homebuilding

New orders in the second quarter of 2013 increased 25% to 3,278 units when compared to 2,614 units in the second quarter of 2012. The cancellation rate in the second quarter of 2013 was 13.8% compared to 16.3% in the second quarter of 2012 and 13.2% in the first quarter of 2013. Settlements increased in the second quarter of 2013 to 2,878 units, 16% higher than the same period in 2012. The Company's backlog of homes sold but not settled as of June 30, 2013 increased on a unit basis by 31% to 6,617 units and on a dollar basis by 42% to $2,372,757,000 when compared to June 30, 2012.

Homebuilding revenues for the three months ended June 30, 2013 totaled $992,210,000, 31% higher than the year earlier period. Gross profit margin in the second quarter of 2013 was 15.9% compared to 17.3% in the second quarter of 2012 and 16.9% in the first quarter of 2013. Gross profit margin in the current quarter was negatively impacted by an approximate $15,600,000 charge, or 157 basis points of revenue, to establish a reserve related to remediation of primarily water infiltration issues in a single completed community. The water infiltration issues were the result of a design issue with several products developed for and built in that specific community. These products were not built in any other community. Excluding this charge, gross profit margin for the second quarter of 2013 was 17.5%. Income before tax from the homebuilding segment totaled $71,663,000 in the 2013 second quarter, an increase of 26% when compared to the second quarter of 2012.

Mortgage Banking

Mortgage closed loan production of $646,450,000 for the three months ended June 30, 2013 was 18% higher than the same period last year. Operating income for the mortgage banking operations during the second quarter of 2013 increased 22% to $8,518,000, when compared to $6,971,000 reported for the same period of 2012.

About NVR

NVR, Inc. operates in two business segments: homebuilding and mortgage banking. The homebuilding unit sells and builds homes under the Ryan Homes, NVHomes, Fox Ridge Homes and Heartland Homes trade names, and operates in twenty-seven metropolitan areas in fourteen states and Washington, D.C. For more information about NVR, Inc. and its brands, see www.nvrinc.com, www.ryanhomes.com, www.nvhomes.com, www.foxridgehomes.com and www.heartlandluxuryhomes.com.

Some of the statements in this release made by the Company constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Certain, but not necessarily all, of such forward-looking statements can be identified by the use of forward-looking terminology, such as "believes," "expects," "may," "will," "should" or "anticipates" or the negative thereof or other comparable terminology. All statements other than of historical facts are forward-looking statements. Forward-looking statements contained in this document include those regarding market trends, NVR's financial position, business strategy, the outcome of pending litigation, investigations or similar contingencies, projected plans and objectives of management for future operations. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance of NVR to be materially different from future results, performance or achievements expressed or implied by the forward-looking statements. Such risk factors include, but are not limited to the following: general economic and business conditions (on both a national and regional level); interest rate changes; access to suitable financing by NVR and NVR's customers; increased regulation in the mortgage banking industry; the ability of our mortgage banking subsidiary to sell loans it originates into the secondary market; competition; the availability and cost of land and other raw materials used by NVR in its homebuilding operations; shortages of labor; weather related slow-downs; building moratoriums; governmental regulation; fluctuation and volatility of stock and other financial markets; mortgage financing availability; and other factors over which NVR has little or no control. NVR undertakes no obligation to update such forward-looking statements except as required by law.

NVR, Inc. Consolidated Statements of Income (in thousands, except per share data) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Homebuilding:
Revenues	$ 992,210	$ 755,290	$ 1,743,078	$ 1,341,485
Other income	1,098	538	2,124	1,446
Cost of sales	(834,288)	(624,978)	(1,458,373)	(1,116,807)
Selling, general and administrative	(82,120)	(73,754)	(160,533)	(145,930)
Operating income	76,900	57,096	126,296	80,194
Interest expense	(5,237)	(112)	(10,689)	(228)
Homebuilding income	71,663	56,984	115,607	79,966

Mortgage Banking:
Mortgage banking fees	17,682	14,493	37,070	28,790
Interest income	1,047	815	2,002	2,480
Other income	178	136	291	212
General and administrative	(10,252)	(8,327)	(19,433)	(16,240)
Interest expense	(137)	(146)	(251)	(295)
Mortgage banking income	8,518	6,971	19,679	14,947

Income before taxes	80,181	63,955	135,286	94,913

Income tax expense	(29,491)	(17,117)	(49,555)	(27,952)

Net income	$ 50,690	$ 46,838	$ 85,731	$ 66,961

Basic earnings per share	$ 10.37	$ 9.17	$ 17.38	$ 13.19

Diluted earnings per share	$ 10.11	$ 8.97	$ 16.92	$ 12.90

Basic weighted average shares outstanding	4,889	5,106	4,934	5,075

Diluted weighted average shares outstanding	5,013	5,221	5,067	5,191

NVR, Inc. Consolidated Balance Sheets (in thousands, except share and per share data)

	June 30, 2013	December 31, 2012
ASSETS	(Unaudited)

Homebuilding:
Cash and cash equivalents	$ 773,289	$ 1,139,103
Receivables	14,822	9,421
Inventory:
Lots and housing units, covered under
sales agreements with customers	766,178	515,498
Unsold lots and housing units	72,704	81,932
Land under development	87,570	68,336
Manufacturing materials and other	13,828	12,365
	940,280	678,131

Assets related to consolidated variable interest entity	10,209	15,626
Contract land deposits, net	207,729	191,538
Property, plant and equipment, net	29,108	27,016
Reorganization value in excess of amounts
allocable to identifiable assets, net	41,580	41,580
Goodwill and finite-lived intangible assets, net	8,294	9,219
Other assets, net	290,970	270,636
	2,316,281	2,382,270

Mortgage Banking:
Cash and cash equivalents	3,976	13,498
Mortgage loans held for sale, net	176,285	188,929
Property and equipment, net	3,593	2,465
Reorganization value in excess of amounts
allocable to identifiable assets, net	7,347	7,347
Other assets	23,685	10,333
	214,886	222,572

Total assets	$ 2,531,167	$ 2,604,842

NVR, Inc. Consolidated Balance Sheets (Continued) (in thousands, except share and per share data)

	June 30, 2013	December 31, 2012
LIABILITIES AND SHAREHOLDERS' EQUITY	(Unaudited)

Homebuilding:
Accounts payable	$ 196,628	$ 163,446
Accrued expenses and other liabilities	247,965	234,804
Liabilities related to consolidated variable interest entity	2,300	2,180
Non-recourse debt related to consolidated variable
interest entity	1,604	4,574
Customer deposits	137,765	99,687
Senior notes	599,031	598,988
	1,185,293	1,103,679

Mortgage Banking:
Accounts payable and other liabilities	25,595	20,686
	25,595	20,686

Total liabilities	1,210,888	1,124,365

Commitments and contingencies

Shareholders' equity:
Common stock, $0.01 par value; 60,000,000 shares
authorized; 20,555,330 and 20,556,198 shares
issued as of June 30, 2013 and December 31, 2012	206	206
Additional paid-in-capital	1,196,385	1,169,699
Deferred compensation trust – 109,256 and
152,223 shares of NVR, Inc. common
stock as of June 30, 2013 and
December 31, 2012, respectively	(17,741)	(25,331)
Deferred compensation liability	17,741	25,331
Retained earnings	4,424,811	4,339,080
Less treasury stock at cost – 15,855,338 and
15,642,068 shares at June 30, 2013
and December 31, 2012, respectively	(4,301,123)	(4,028,508)
Total shareholders' equity	1,320,279	1,480,477
Total liabilities and shareholders' equity	$ 2,531,167	$ 2,604,842

NVR, Inc. Operating Activity (dollars in thousands) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Homebuilding data:
New orders (units)
Mid Atlantic (1)	1,671	1,321	3,387	2,984
North East (2)	274	236	567	495
Mid East (3)	833	677	1,782	1,475
South East (4)	500	380	1,052	817
Total	3,278	2,614	6,788	5,771

Average new order price	$ 361.1	$ 330.5	$ 351.8	$ 321.1

Settlements (units)
Mid Atlantic (1)	1,493	1,275	2,631	2,281
North East (2)	259	247	450	416
Mid East (3)	722	609	1,315	1,057
South East (4)	404	344	754	645
Total	2,878	2,475	5,150	4,399

Average settlement price	$ 344.7	$ 305.1	$ 338.4	$ 304.9

Backlog (units)
Mid Atlantic (1)			3,439	2,676
North East (2)			550	455
Mid East (3)			1,619	1,225
South East (4)			1,009	692
Total			6,617	5,048

Average backlog price			$ 358.6	$ 331.3

Community count (average)	452	403	444	395
Lots controlled at end of period			61,200	55,000

Mortgage banking data:
Loan closings	$ 646,450	$ 548,871	$ 1,120,216	$ 969,055
Capture rate	85%	88%	84%	88%

Common stock information:
Shares outstanding at end of period			4,699,992	5,138,099
Number of shares repurchased	300,086	-	300,086	-
Aggregate cost of shares repurchased	$ 294,979	$ -	$ 294,979	$ -

(1) Virginia, West Virginia, Maryland, Delaware and Washington, D.C.

(2) New Jersey and eastern Pennsylvania

(3) New York, Ohio, western Pennsylvania, Indiana and Illinois

(4) North Carolina, South Carolina, Florida and Tennessee

CONTACT: Curt McKay, Office: (703) 956-4058